Contact: Mary Broaddus Tel 734.591.7375 broaddusm@valassis.com 19975 Victor Parkway, Livonia, MI 48152	Earnings Release

FOR IMMEDIATE RELEASE

Valassis Announces Strong Results for the First Quarter Ended March 31, 2010
Increases Full-year 2010 Adjusted EBITDA* Guidance by $20 Million to $300 Million

Livonia, Mich., April 29, 2010: Valassis (NYSE: VCI) today announced financial results for the first quarter ended March 31, 2010.  We reported quarterly revenue of $550.0 million compared to $551.2 million for the prior year quarter.  First quarter net earnings were $322.5 million compared to $13.0 million in the prior year quarter.  As previously announced, on Feb. 4, 2010 we received a cash payment of $500.0 million as part of a litigation settlement.  First-quarter net earnings included litigation settlement proceeds of $301.4 million, after estimated taxes of $188.7 million and other related payments of $9.9 million. Without the effect of this settlement, net earnings would have been $21.1 million, a 62.3% increase over the prior year quarter.  Diluted earnings per share (EPS) for the quarter was $6.26 compared to $0.27 in the prior year quarter.  Without the effect of this settlement, which accounted for $5.85 per share, diluted EPS would have been $0.41, a 51.9% increase compared to the prior year quarter.  For the first quarter of 2010, adjusted EBITDA* was $73.9 million, an increase of 37.1% compared to $53.9 million for the prior year quarter.

“Revenue growth coupled with continued cost management in our Shared Mail, FSI and IDMS segments this quarter drove a substantial increase in gross margin and our decision to raise guidance,” said Alan F. Schultz, Valassis Chairman, President and Chief Executive Officer. “As we transition our primary focus from cost management to revenue growth, the strong operating leverage of these businesses provides significant flow-through to the bottom line.”

Some additional highlights include:
•
Selling, General and Administrative (SG&A): First-quarter 2010 SG&A costs were $91.0 million, which includes $2.1 million in legal costs (related to the recently settled litigation) and $5.9 million in non-cash stock-based compensation. This compares to prior year quarter SG&A costs of $86.2 million, which included $2.9 million in legal costs (related to the recently settled litigation) and $1.0 million in non-cash stock-based compensation.

•	Capital Expenditures: Capital expenditures for the first quarter were $3.8 million.
•	Liquidity:
-	We ended the first quarter of 2010 with $633.0 million in cash and a current tax liability of $175.9 million primarily as a result of the recent litigation settlement.
-
On April 15, 2010, we amended our senior secured credit agreement to, among other things, allow us to use up to $325.0 million to repurchase our outstanding 8¼% Senior Notes due 2015, through April 15, 2011. As part of the amendment, we agreed to reduce the aggregate revolving credit commitments under our senior secured credit facility from $100.0 million to $50.0 million, and increase the applicable spread for the current LIBOR-based borrowings under our senior secured credit agreement by 50 basis points from 175 basis points to 225 basis points.

Outlook
As savings-conscious consumers look toward value-oriented media to make purchasing decisions, we believe advertisers will continue to utilize our products to stimulate sales.  Based on our current outlook and results, we are raising our full-year 2010 guidance as follows: adjusted EBITDA* from approximately $280 million to approximately $300 million and diluted cash EPS* from $2.48 to $2.79.  We reiterate our previously announced annual guidance of $25 million in capital expenditures. We have included a table accompanying this press release for illustrative purposes only which reflects full-year 2010 diluted cash EPS* of $3.07, which hypothetically assumes that we use $325 million in cash to repurchase a portion of our outstanding 8¼% Senior Notes due 2015 at the average current market price.  There can be no assurance that we will repurchase any of such Notes.

VCI 1Q10 Earnings

Business Segment Discussion
•
Shared Mail:  Revenue for the first quarter of 2010 was $312.9 million, an increase of 0.6% compared to the prior year quarter. The segment experienced modest revenue growth despite our optimization efforts which resulted in a 9% reduction in packages representing an approximate 2% reduction in revenue. Segment profit for the quarter was $31.6 million, an increase of 68.1% compared to the prior year quarter. The increase in segment profit is due to effective cost management, including package optimization efforts, and SG&A reductions.

•
Neighborhood Targeted Products:  Revenue for the first quarter of 2010 was $99.8 million, a decrease of 11.3% compared to the prior year quarter, due to reduced client ad spend within the financial vertical in the Run-of-Press business. Segment profit for the quarter was $7.1 million, a decrease of 31.1% compared to the prior year quarter.  The segment profit decline for the quarter was due primarily to the decline in revenue.

•
Free-standing Inserts (FSI):  Revenue for the first quarter of 2010 was $97.5 million, an increase of 4.2% compared to the prior year quarter.  Segment profit for the quarter was $8.3 million, compared to $1.3 million in the prior year quarter.  The improvement in segment results was primarily due to reduced costs and a 10.4% increase in industry volume of which we believe approximately 4.5% is related to an earlier Easter in 2010 versus 2009.

•
International, Digital Media & Services (IDMS):  Revenue for the first quarter of 2010 was $39.8 million, an increase of 16.7% compared to the prior year quarter.  Segment profit for the quarter was $5.5 million, an increase of 37.5% compared to the prior year quarter despite increased investment in our In-store and Digital businesses.  The improvement in segment performance was driven by the sustained increase in coupon clearing volume. According to NCH Marketing Services, Inc. (our coupon-processing and analytics subsidiary), first quarter 2010 U.S. consumer packaged goods (CPG) coupon distribution was up 14% and coupon redemption volume was up 9.7% compared to the prior year quarter.   This marks the sixth consecutive quarter of CPG redemption growth.

Segment Results Summary

	Quarter Ended March 31,
Segment Revenue ($ in millions)	2010	2009	% Change
Shared Mail	$312.9	$310.9	0.6%
Neighborhood Targeted	$99.8	$112.5	-11.3%
Free-standing Inserts	$97.5	$93.6	4.2%
International, Digital Media & Services	$39.8	$34.1	16.7%
Total Segment Revenue	$550.0	$551.1	-0.2%

	Quarter Ended March 31,
Segment Profit ($ in millions)	2010	2009	% Change
Shared Mail	$31.6	$18.8	68.1%
Neighborhood Targeted	$7.1	$10.3	-31.1%
Free-standing Inserts	$8.3	$1.3	538.5%
International, Digital Media & Services	$5.5	$4.0	37.5%
Total Segment Profit	$52.5	$34.4	52.6%

Conference Call Information
We will hold an investor call today to discuss our first-quarter results at 11 a.m. (ET). The call-in number is (877) 941-8609 (please reference conference #4277359). The call will be simulcast on our Web site at http://www.valassis.com and a telephonic replay of the call will be available through May 6, 2010 at (800) 406-7325, pass code 4277359. This earnings release and the webcast will be archived on our Web site under “Investor.”

VCI 1Q10 Earnings

Non-GAAP Financial Measures
*We define adjusted EBITDA as net earnings before interest expense, net, other non-cash expenses (income), net, income taxes, depreciation, amortization, stock-based compensation expense, non-recurring restructuring and severance costs, and any cash proceeds received as a result of the News America litigation settlement, net of related payments.  We define diluted cash EPS as net earnings plus depreciation, amortization and stock-based compensation expense, less capital expenditures and any cash proceeds received as a result of the aforementioned litigation settlement, divided by weighted shares outstanding.  Adjusted EBITDA and diluted cash EPS are non-GAAP financial measures commonly used by financial analysts, investors, rating agencies and other interested parties in evaluating companies, including marketing services companies.  Accordingly, management believes that adjusted EBITDA and diluted cash EPS may be useful in assessing our operating performance and our ability to meet our debt service requirements.  In addition, adjusted EBITDA is used by management to measure and analyze our operating performance and, along with other data, as our internal measure for setting annual operating budgets, assessing financial performance of business segments and as a performance criteria for incentive compensation.  Management also believes that diluted cash EPS is useful to investors because it provides a measure of our profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance, by replacing non-cash amortization and depreciation expenses, which are currently running significantly higher than our annual capital needs, with actual and forecasted capital expenditures.  Additionally, because of management’s focus on generating shareholder value, of which profitability is a primary driver, management believes diluted cash EPS, as defined above, provides an important measure of our results of operations.

However, these non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as alternatives to, operating income, cash flow, EPS or other income or cash flow data prepared in accordance with GAAP. Some of these limitations are:

•	adjusted EBITDA does not reflect our cash expenditures for capital equipment or other contractual commitments;
•
although depreciation and amortization are non-cash charges, the assets being depreciated or amortized may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements;

•	adjusted EBITDA and diluted cash EPS do not reflect changes in, or cash requirements for, our working capital needs;
•	adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;
•	adjusted EBITDA does not reflect income tax expense or the cash necessary to pay income taxes;
•	adjusted EBITDA does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations; and
•
other companies, including companies in our industry, may calculate these measures differently and as the number of differences in the way two different companies calculate these measures increases, the degree of their usefulness as comparative measures correspondingly decreases.

Because of these limitations, adjusted EBITDA and diluted cash EPS should not be considered as measures of discretionary cash available to us to invest in the growth of our business or reduce indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using these non-GAAP financial measures only supplementally.  Further important information regarding reconciliations of these non-GAAP financial measures to their respective most comparable GAAP measures can be found below.

VCI 1Q10 Earnings

Reconciliation of Full-year 2010 Adjusted EBITDA Guidance to Full-year 2010 Net Earnings Guidance(1) Including Illustration of Hypothetical Debt Repurchase:

	Full-year 2010	Hypothetical
	Guidance	Debt Repurchase
	(in millions)	(in millions)
Net Earnings	$391.9	$386.3
plus: Interest expense, net	78.6 (2)	67.8	(3)
Income taxes	245.4	241.8
Depreciation and amortization	63.1	63.1
Premium on debt retirement	-	20.0	(4)
less: Other income	(4.3)	(4.3)
Litigation proceeds, net of related payments	(490.1)	(490.1)

EBITDA	$284.6	$284.6

plus: Stock-based compensation expense	15.4	15.4

Adjusted EBITDA	$300.0	$300.0

Reconciliation of Full-year 2010 Diluted Cash EPS Guidance to Full-year 2010 Diluted EPS Guidance Including Illustration of Hypothetical Debt Repurchase:

	Full-year 2010	Hypothetical
	Guidance	Debt Repurchase
Net Earnings (in millions)	$391.9	$386.3
Diluted EPS	$7.58	$7.47

plus effect of:
Depreciation	0.98	0.98
Amortization	0.24	0.24
Stock-based compensation expense	0.30	0.30
Premium on debt retirement	-	0.39 (4)
less effect of:
Capital expenditures	(0.48)	(0.48)
Litigation proceeds, net of tax and related payments	(5.83)	(5.83)

Diluted Cash EPS	$2.79	$3.07
Weighted Shares Outstanding (in thousands)	51,700	51,700

(1)
Due to the forward-looking nature of 2010 adjusted EBITDA, information to reconcile 2010 adjusted EBITDA to cash flows from operating activities is not available without unreasonable effort. We believe that the information necessary to reconcile these measures is not reasonably estimable or predictable.

(2)
Interest expense reflects the increase in the applicable spread plus fees, pursuant to the recent amendment to our senior secured credit agreement, as of the effective date of the amendment.  The impact of the new pricing and fees is estimated to increase interest expense by approximately $1.6 million in 2010. We have also included a $3.7 million non-cash gain (reduction in interest expense) due to the change in fair value of our interest rate swaps that expire at the end of 2010.  This gain was not included in previous guidance.

(3)
Assumes partial repurchase of our 8¼% senior notes using $325 million in cash during our second quarter.  The repurchase would produce an estimated interest savings of approximately $15.7 million in 2010, but would cause a one-time, non-cash write-off of debt issuance fees that would increase interest expense by approximately $4.1 million.

(4)
Premium on debt retirement assumes that in 2010, we use $325 million in cash to repurchase our 8¼% senior notes calculated using current market pricing, which is a premium to the par value of the notes.

VCI 1Q10 Earnings

Reconciliation of Adjusted EBITDA to Net Earnings and Cash Flows from Operating Activities
(dollars in thousands)
Unaudited

	Three Months Ended
	March 31,
	2010	2009
Net Earnings – GAAP	$322,528	$13,028

plus: Income taxes	201,836	8,654
Interest expense, net	20,010	21,394
Depreciation and amortization	15,519	17,660
less: Other non-cash (income) expenses, net	(1,790)	(8,695)
EBITDA	$558,103	$52,041

Stock-based compensation expense	5,891	1,049
Restructuring costs / severance	-	783
Litigation proceeds, net of related payments	(490,085)	-

Adjusted EBITDA	$73,909	$53,873

Interest expense, net	(20,010)	(21,394)
Income taxes	(201,836)	(8,654)
Restructuring costs, cash	-	(783)
Litigation proceeds, net of related payments	490,085	-
Changes in operating assets and liabilities	155,198	16,620

Cash Flows from Operating Activities	$497,346	$39,662

VCI 1Q10 Earnings

About Valassis
Valassis is one of the nation’s leading media and marketing services companies, offering unparalleled reach and scale to more than 15,000 advertisers. Its RedPlum media portfolio delivers value on a weekly basis to over 100 million shoppers across a multi-media platform – in-home, in-store and in-motion. Through its interactive offering – redplum.com – consumers will find compelling national and local deals online. Headquartered in Livonia, Michigan with approximately 7,000 associates in 28 states and eight countries, Valassis is widely recognized for its associate and corporate citizenship programs, including its America’s Looking for Its Missing Children® program. Valassis companies include Valassis Direct Mail, Inc., Valassis Canada, Promotion Watch, Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc.  For more information, visit http://www.valassis.com or http://www.redplum.com.

Safe Harbor and Forward-Looking Statements
Certain statements found in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: price competition from our existing competitors; new competitors in any of our businesses; a shift in client preference for different promotional materials, strategies or coupon delivery methods, including, without limitation, as a result of declines in newspaper circulation; an unforeseen increase in paper or postal costs; changes which affect the businesses of our clients and lead to reduced sales promotion spending, including, without limitation, a decrease of marketing budgets which are generally discretionary in nature and easier to reduce in the short-term than other expenses; our substantial indebtedness, and ability to refinance such indebtedness, if necessary, and our ability to incur additional indebtedness, may affect our financial health; the financial condition, including bankruptcies, of our clients, suppliers, senior secured credit facility lenders or other counterparties; our ability to comply with or obtain modifications or waivers of the financial covenants contained in our debt documents; certain covenants in our debt documents could adversely restrict our financial and operating flexibility; ongoing disruptions in the credit markets that make it difficult for companies to secure financing; fluctuations in the amount, timing, pages, weight and kinds of advertising pieces from period to period, due to a change in our clients’ promotional needs, inventories and other factors; our failure to attract and retain qualified personnel may affect our business and results of operations; a rise in interest rates could increase our borrowing costs; we may be required to recognize additional impairment charges against goodwill and intangible assets in the future; possible governmental regulation or litigation affecting aspects of our business; the credit and liquidity crisis in the financial markets could continue to affect our results of operations and financial condition; uncertainty in the application and interpretation of applicable state sales tax laws may expose us to additional sales tax liability; and general economic conditions, whether nationally, internationally, or in the market areas in which we conduct our business, including the adverse impact of the ongoing economic downturn on the marketing expenditures and activities of our clients and prospective clients as well as our vendors, with whom we rely on to provide us with quality materials at the right prices and in a timely manner. These and other risks and uncertainties related to our business are described in greater detail in our filings with the United States Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q and the foregoing information should be read in conjunction with these filings.  We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

VCI 1Q10 Earnings

VALASSIS COMMUNICATIONS, INC.
Consolidated Balance Sheets
(dollars in thousands)
Unaudited

	Mar. 31,	Dec. 31,
	2010	2009

Assets

Current assets:

Cash and cash equivalents	$633,006	$129,846
Accounts receivable	412,991	428,836
Inventories	36,507	40,472
Refundable income taxes	-	12,578
Other	43,149	37,046

Total current assets	1,125,653	648,778

Property, plant and equipment, at cost	502,068	499,775

Less accumulated depreciation	(312,771)	(301,874)

Net property, plant and equipment	189,297	197,901

Intangible assets, net	875,775	878,932

Investments	2,183	2,298

Other assets	14,784	16,113

Total assets	$2,207,692	$1,744,022

More tables to follow  . . .

VCI 1Q10 Earnings

VALASSIS COMMUNICATIONS, INC.
Consolidated Balance Sheets, Continued
(dollars in thousands)
Unaudited

	Mar. 31,	Dec. 31,
	2010	2009

Liabilities and Stockholders' Equity

Current liabilities:

Current portion, long-term debt	$7,074	$6,197
Accounts payable and accruals	407,722	466,054
Progress billings	38,978	40,532
Income taxes payable	175,948	-
Deferred income taxes	22	22

Total current liabilities	629,744	512,805

Long-term debt	1,002,229	1,004,875
Other liabilities	44,225	40,567
Deferred income taxes	89,871	87,914

Stockholders' equity:

Common stock	650	642
Additional paid-in capital	119,061	98,927
Retained earnings	845,259	522,731
Treasury stock	(520,170)	(520,170)
Accumulated other comprehensive loss	(3,177)	(4,269)

Total stockholders' equity	441,623	97,861

Total liabilities and stockholders' equity	$2,207,692	$1,744,022

More tables to follow  . . .

VCI 1Q10 Earnings

VALASSIS COMMUNICATIONS, INC.
Consolidated Statements of Operations
(in thousands, except per share data)
Unaudited

	Quarter Ended
	Mar. 31,		%
	2010	2009	Change

Revenue	$550,002	$551,155	- 0.2%

Costs and expenses:
Costs of products sold	403,389	427,490	- 5.6%
Selling, general and administrative	90,958	86,228	+ 5.5%
Amortization	3,156	3,056	+ 3.3%
Total costs and expenses	497,503	516,774	- 3.7%

Gain from litigation settlement	490,085	-	N/A

Operating income	542,584	34,381	+ 1478.2%

Other expenses and income:
Interest expense	20,156	21,644	- 6.9%
Interest income	(146)	(250)	- 41.6%
Other (income) and expenses	(1,790)	(8,695)	- 79.4%
Total other expenses and income	18,220	12,699	+ 43.5%

Earnings before income taxes	524,364	21,682	+ 2318.4%

Income taxes	201,836	8,654	+ 2232.3%

Net earnings	$322,528	$13,028	+ 2375.7%

Net earnings per common share, diluted	$6.26	$0.27	+ 2218.5%

Weighted average shares outstanding, diluted	51,554	47,948	+ 7.5%

Supplementary Data
Amortization	$3,156	$3,056
Depreciation	12,363	14,604
Capital expenditures	3,821	2,036

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